-5-

Exhibit 99.1.

              NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
       TERMS OF PROPOSED JOINT PETITION IN SETTLEMENT OF SUIT
                     BY DELAWARE STATE ESCHEATOR

     RED BANK, NEW JERSEY -- December 7, 1995 -- The Trustees of North European Oil Royalty Trust (NYSE - NET) disclosed today that they have reached agreement with the Delaware State Escheator on settlement of previously disclosed litigation commenced in 1986 by the Escheator in the Delaware Court of Chancery. The proposed settlement terms are incorporated in a joint petition to be submitted today by the Trustees and the Delaware Attorney General representing the Escheator to the Delaware Court of Chancery for its approval. The effectiveness of the proposed settlement is subject to approval by the Court after an opportunity for public hearing. The submission and approval process is expected to take approximately six months.

     Under the settlement, 760,560 units in the Trust will be issued to the Escheator in three installments. These authorized but unissued units reflect the unexchanged shares of the predecessor corporations to the Trust which are registered in the names of unknown owners, unlocated owners with a Delaware or non-U.S. address of record and brokerage firms or other nominees with insufficient records to establish beneficial ownership.
One-half of the units will be issued upon approval of the settlement. Subject to reductions for intervening claims, an additional 50% of the remaining units will be issued in the year 2000 and the remainder in the year 2005. Units so issued will be entitled to regular quarterly payment of distributions by the Trust, thus increasing the number of outstanding units to which such distributions are made from the current number of 8,313,984 to 8,694,264 upon approval of the settlement, with additional increases in the years 2000 and 2005.

     Under the terms of the settlement, the Trust would not be required to make payments of arrearage of Company dividends or Trust distributions to the Escheator with respect to the units issued. Claims received prior to the year 2005 from previously unlocated owners would be paid jointly by the Escheator and the Trust under a formula provided in the settlement, with claimant owners entitled to receive both units and arrears payments. Pursuant to the proposed court order, no claims for arrears of dividends or distributions could be made after the final distribution in the year 2005. The Court of Chancery is expected to appoint a solicitor ad litem for the interests of the unlocated stockholders, whose rights would be subject to the provisions of an order requested.

     "Settlement of this claim will eliminate the contingency of the possible need at any time in the future for large lump sum payments to the Escheator," said John R. Van Kirk, Managing Director of the Trust.

     To illustrate the possible impact on the current unit owners, if the first stage of the proposed settlement had been in place at the start of the 1995 fiscal year just ended, actual distributions to unit owners of $1.43 would have been reduced by 6 cents to $1.37 per unit as a result of the 4.57% dilution. This dilution, in turn, would have reduced the increase in distributions from the prior year to 36% instead of the 41% increase previously reported.

     Trust units of beneficial interest are traded on the New York Stock Exchange under the symbol NET. For further information, contact John R. Van Kirk, Managing Director at (908) 741-4008.